EXHIBIT 4.1



                           CERTIFICATE OF DESIGNATIONS
                RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS
                     OF 20% SERIES M CUMULATIVE CONVERTIBLE
                        PREFERRED STOCK BY RESOLUTION OF
                            THE BOARD OF DIRECTORS OF
                                  EGLOBE, INC.

                     PURSUANT TO SECTION 151 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE

                         SERIES M CUMULATIVE CONVERTIBLE
                                 PREFERRED STOCK

         I, Christopher J. Vizas, Chairman of the Board of eGlobe, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), DO HEREBY CERTIFY that, pursuant to authority conferred upon the Board of Directors by the Restated Certificate of Incorporation, as amended, of the Corporation (the "Certificate of Incorporation"), the Board of Directors, in accordance with the provisions of Section 151 of the DGCL, adopted the following resolution, effective as of October 6, 1999 providing for the creation of the 20% Series M Cumulative Convertible Preferred Stock:

         RESOLVED that, pursuant to Article IV of the Restated Certificate of Incorporation of the Corporation, there be and hereby is authorized and created a series of Cumulative Convertible Preferred Stock consisting of 1 share having a par value of $.001 per share, which series shall be titled "20% Series M Cumulative Convertible Preferred Stock."

         The designations, rights, preferences, privileges and restrictions of the Series M Cumulative Convertible Preferred Stock shall be made as follows:

         1. Designation and Amount. This series of Preferred Stock shall be designated and known as "20% Series M Cumulative Convertible Preferred Stock" (the "Series M Preferred Stock") and shall consist of 1 share. The par value of the Series M Preferred Stock shall be $.001 per share. Certain defined terms used herein are defined in paragraph 8 below.

         2. Voting. 2(a) Except as may be otherwise provided by these terms of the Series M Preferred Stock or by law, the holder of Series M Preferred Stock shall have no voting rights unless dividends payable on the shares of Series M Preferred Stock are in arrears for six quarterly periods, in which case the holder of Series M Preferred Stock voting separately as a class with the shares of any other Preferred Stock having similar voting rights, will be entitled at the next regular or special meeting of stockholders of the Corporation to elect one director (such voting rights will continue until such time as the dividend arrearage on Series M Preferred Stock has been paid in full). The affirmative vote or consent of the holder of the outstanding share of Series M Preferred Stock will be required for the issuance of any class or series of stock of the Corporation ranking senior to or pari passu with the shares of Series M Preferred Stock (other than the series of Preferred Stock authorized as of the date hereof), as to dividends or rights on liquidation, winding up and dissolution, or for changing the designations, rights preferences and privileges of the Series M Cumulative Preferred Stock contained herein.

         2(b) Whenever the holder of the Series M Preferred Stock is required or permitted to take any action by vote as a single class or series, such action may be taken without a meeting by written consent, setting forth the action so taken and signed by the holder of the Series M Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

         3. Dividends. 3(a) The holder of the Series M Preferred Stock shall be entitled to receive, out of funds legally available therefor, when, as and if declared by the Board of Directors, cumulative annual dividends of 20% of the Liquidation Amount (as defined below) per share of Series M Preferred Stock outstanding (the "Accruing Dividends"). Accruing Dividends shall accrue from the Issue Date (whether or not the Corporation has earnings, there are funds legally available therefor or such dividends are declared) and shall be fully cumulative. Accruing Dividends shall be payable annually out of assets legally available therefor, commencing December 31, 2000 (each of such dates being hereinafter referred to as a "Dividend Payment Date"), when, as and if declared by the Board of Directors. All dividends that would accrue on the share of Series M Preferred Stock (whether or not then declared) shall be payable in full upon conversion of such share (when, as and if declared by the Board of Directors).

         3(b) On each Dividend Payment Date commencing December 31, 2000, or upon conversion of Series M Preferred Stock (subject to Section 5(a)(vii)), Accruing Dividends are payable in fully paid nonassessable shares of the Common Stock of the Corporation or in cash, at the option of the Corporation; provided, however that the Corporation may pay Accruing Dividends in common stock only to the extent that such payment would not require shareholder approvals (including under rules of the Nasdaq Stock Market) or such shareholder approvals shall have been obtained.

         3(c) All shares of Series M Preferred Stock which may be issued will thereupon be duly authorized, validly issued, fully paid and nonassessable.

         3(d) The record date for the payment of Accruing Dividends shall, unless otherwise altered by the Corporation's Board of Directors, be the fifteenth day of the month immediately preceding the month in which the Dividend Payment Date occurs, but in no event more than sixty (60) days nor less than ten
(10) days prior to the Dividend Payment Date.

         3(e) No dividends shall be granted on any Common Stock or other Junior Stock unless and until all accrued but unpaid dividends with respect to the Series M Preferred Stock have been paid in full. Accruing Dividends shall not be payable unless and until all accrued but unpaid dividends with respect to any Senior Stock then outstanding have been paid in full. All dividends with respect to the Series M Preferred Stock shall be payable on a parity basis with dividends (including accrued but unpaid dividends) on Parity Stock.

         4. Liquidation. 4(a) (i) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holder(s) of each outstanding share of Series M Preferred Stock shall first be entitled, before any distribution or payment is made upon any Junior Stock but after the full liquidation preference has been paid with respect to all Senior Stock, and on a parity basis with all Parity Stock, to be paid, in the case of each such share, an amount equal to $9,000,000 per share of Series M Preferred Stock (the "Liquidation Amount"), plus accrued and unpaid dividends thereon (collectively, the "Liquidation Preference"). If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed to the holder of Series M Preferred Stock shall be insufficient to permit payment in full to the holder of Series M Preferred Stock of the aggregate Liquidation Preference and the amount of any payment to all holders of any other class or series of Preferred Stock ranking on parity with the Series M Preferred Stock as to liquidation, then the entire assets of the Corporation to be so distributed shall be distributed to the holder of Series M Preferred Stock and the holders of any other class or series of Preferred Stock ranking on parity with the Series M Preferred Stock as to liquidation, in accordance with the respective amounts payable on liquidation upon the shares of Series M Preferred Stock and such Preferred Stock ranking on parity with the Series M Preferred Stock as to liquidation. After payment in full to the holder of Series M Preferred Stock of the aggregate Liquidation Preference as aforesaid, the holder of the Series M Preferred Stock shall, as such, have no right or claim to any of the remaining assets of the Corporation.

         (ii) Written notice of any such liquidation, dissolution or winding up, stating a payment date and the place where said payments shall be made, shall be given (A) by certified or registered mail, postage prepaid, (B) by a nationally known overnight delivery service or (C) by hand, not less than 45 days prior to the payment date stated therein, to each holder of record of Series M Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

         4(b) None of the merger or the consolidation of the Corporation, or the sale, lease or conveyance of all or substantially all of its property and business as an entirety, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph 4, unless such sale, lease, or conveyance shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

         5. Conversion. The holder of shares of Series M Preferred Stock shall have the following conversion rights:

         5(a). Right to Convert. (i) Subject to the terms and conditions of paragraph 5, from and after the date that is one year after the Issue Date, any share or shares of Series M Preferred Stock shall be convertible at the option of the holder into such number of fully paid and nonassessable shares of Common Stock (the "Conversion Rate") as is obtained by (1) multiplying the number of shares of Series M Preferred Stock by the Liquidation Amount and (2) dividing the result by an initial conversion price equal to $2.385 (such conversion price, as it may have last been adjusted pursuant to the terms hereof, is referred to herein as the "Conversion Price"). Notwithstanding anything herein to the contrary, in the event that any approval of the stockholders of the Corporation is required (in the reasonable determination of the Corporation upon the advice of its counsel) under the rules and regulations of the Nasdaq Stock Market, as in effect at the applicable time, with respect to the issuance of 20% or more of the Common Stock outstanding as of the Issue Date, unless such approval has been obtained, the Corporation shall not issue more than 4,565,765 shares of Common Stock and from and after the issuance of such number of shares of Common Stock, the Corporation shall make cash payments to the holder of the Series M Preferred Stock rather than in shares of Common Stock, at the conversion date.

         (ii) Each share of Series M Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Conversion Rate, on the earliest to occur of (1) the first date as of which the last reported sales price of the Common Stock on Nasdaq is $5.00 or more for any 10 consecutive trading days during any period in which Series M Preferred Stock is outstanding, (2) the date that is seven years after the Issue Date, or (3) the date upon which the Corporation closes a public offering of equity securities of the Corporation at a price of at least $4.00 per share and with gross proceeds to the Corporation of at least $20 million.

          (iii) A holder's rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series M Preferred Stock into Common Stock. Such written notice may be given by telecopying a written and executed notice of conversion to the Corporation at its main telecopier number at its principal office and delivering within five (5) business days thereafter, to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder of the Series M Preferred Stock), together with a copy to the Corporation's transfer agent, the original notice of conversion by express courier, together with a certificate or certificates for the shares to be so converted, duly endorsed to the Corporation or in blank, and with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued; provided, however, that the Corporation shall not be obligated to issue certificates for shares of Common Stock in any name other than the name or names set forth on the certificates for the shares of Series M Preferred Stock being converted unless all requirements for transfer of Series M Preferred Stock have been complied with. Conversion shall be effective upon receipt by the Corporation and the transfer agent of the telecopied notice (provided that the original notice and the share certificate or certificates are sent to the Corporation and the transfer agent as contemplated above).


         (iv) In the case of automatic conversion, the outstanding shares of Series M Preferred Stock shall be converted into Common Stock automatically without any further action by the holders of such shares or by the Corporation and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.

         (v) In case of any liquidation of the Corporation, all rights of conversion shall cease and terminate at the close of business on the business day preceding the date fixed for payment of the amount to be distributed to the holder of the Series M Preferred Stock pursuant to paragraph 4.

         (vi) The number of shares into which the Series M Preferred Stock is convertible will be determined giving effect to any Accruing Dividends on the Series M Preferred Stock.

         (vii) In the event that the Board of Directors or the Executive Committee of the Board of Directors of the Corporation determines that the Corporation has $9,000,000 (nine million dollars) or more in liquid assets in excess of operating requirements, and the holder has not exercised its right of conversion, then the Corporation may elect to repurchase the Series M Preferred Stock for a total price equal to the Liquidation Amount plus accrued interest (the "Repurchase Right"). The Repurchase Right shall be exercised by the Corporation by giving written notice that it elects to repurchase the Series M Preferred Stock. Such notice may be given by telecopying a written notice of repurchase to the holder at its telecopier number at its principal office and delivering within five (5) business days thereafter, to the holder at its principal office (or such other office or agency of the holder as the holder may designate by notice in writing to the Corporation), the original notice of repurchase by express courier, together with a request for the account number and other pertinent banking information for the payment of the repurchase price, and the holder shall promptly supply such requested information by a return notice sent by telecopier to the Corporation at its telecopier number at its principal office with a copy of the requested information and all certificates for shares of Series M Preferred Stock sent by express courier to the Corporation at its principal office; provided, however, that the Corporation shall not be obligated to make payment to any account in any name other than the name set forth on the certificate for the share of Series M Preferred Stock being repurchased. Payment shall be made by the Corporation within five business days of receipt by the Corporation of the telecopied notice of account information from the holder; provided further, however, that the Corporation shall not be obligated to pay the repurchase price until such time as the certificates evidencing all shares of Series M Preferred Stock are either delivered to the Corporation, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

         5(b). Issuance of Certificates; Time Conversion Effected. (i) Promptly after the receipt of the written notice referred to in subparagraph 5(a)(iv), or upon automatic conversion as referred to in subparagraph 5(a)(vi), as applicable, and surrender of the certificate or certificates for the share or shares of Series M Preferred Stock to be converted, the Corporation shall issue and deliver or cause to be issued and delivered, to such holder of Series M Preferred Stock or to such holder's nominee or nominees, registered in such name or names as such holder may direct, a certificate or certificates for the number of shares of Common Stock, including, subject to subparagraph 5(c) below, fractional shares, as necessary, issuable upon the conversion of such share or shares of Series M Preferred Stock. Upon the effectiveness of conversion the rights of the holder of such share or shares of Series M Preferred Stock being converted shall cease, and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

         (ii) The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificate evidencing such share of Series M Preferred Stock is either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon surrender by any holder of the certificate formerly representing shares of Series M Preferred Stock at the office of the Corporation or any transfer agent for the Series M Preferred
Stock, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate a certificate or certificates for the number of shares of Common Stock into which the shares of Series M Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred. Until surrendered as provided above, the certificate formerly representing the share of Series M Preferred Stock shall be deemed for all corporate purposes to represent the number of shares of Common Stock resulting from such automatic conversion.

         5(c). Fractional Shares; Partial Conversion. In the event that the computation pursuant to subparagraph 5(a) of the number of shares of Common Stock issuable upon conversion of shares of Series M Preferred Stock results in any fractional share of Common Stock, the Corporation may, at its option, issue fractional shares or scrip representing fractional shares of Common Stock or pay in cash the value of such fractional shares of Common Stock upon such conversion, which for this purpose shall be deemed to equal the last reported sales price of the Common Stock prior to the First Conversion Date.

         5(d). Subdivision or Combination of Common Stock or Series M Preferred Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price shall be proportionately increased. Any dividend or other distribution made upon any capital stock of the Corporation payable in Common Stock or in any security convertible into or exercisable for Common Stock (other than the Series M Preferred Stock) without or for de minimus consideration shall be deemed to be a subdivision for purposes of this subparagraph 5(e). In the event of a subdivision or combination of the Series M Preferred Stock, the Liquidation Amount (and the public offering price referred to in paragraph 5(a)) shall be proportionately reduced or increased, as the case may be.

         5(e). Reorganization. Reclassification. Merger or Distribution. If any of the following shall occur: (i) any distribution on the capital stock of the Corporation or capital reorganization or reclassification of such capital stock which is effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, evidence of indebtedness or other assets (other than cash dividends out of current or retained earnings) with respect to or in exchange for Common Stock, (ii) any consolidation or merger to which the Corporation is a party other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, the outstanding shares of Common Stock, or (iii) any sale or conveyance of all or substantially all of the property or business of the Corporation as an entirety, then, as a condition of such distribution, reorganization, classification, consolidation, merger, sale or conveyance, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series M Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share of Series M Preferred Stock, such shares of stock, securities, evidence of indebtedness or assets as may be issued or payable in such transaction with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such distribution, reorganization, reclassification, consolidation, merger, sale or conveyance not already taken place, and in such case appropriate provisions shall be made with respect to the right and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustment of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities, evidence of indebtedness or assets thereafter deliverable upon the exercise of such conversion rights. Anything herein to the contrary notwithstanding, if the provisions of this subparagraph 5(f) shall be deemed to apply to any distribution, reorganization, reclassification, consolidation, merger, sale or conveyance in respect of the Corporation or its capital stock, no duplicative adjustments shall be made to the Conversion Price pursuant to subparagraph 5(d) or 5(e) upon the occurrence of such distribution, reorganization, reclassification, consolidation, merger, sale or conveyance.

         5(f). Notice of Adjustment. Upon any adjustment of the Conversion Price, then and in each such case the Corporation shall give written notice thereof, (i) by certified or registered mail, postage prepaid, (ii) by a nationally known overnight delivery service or (iii) delivered by hand, addressed to each holder of shares of Series M Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

         5(g).  Other Notices.  In case at any time:

                  (i) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                  (ii) there shall be any distribution (other than a cash dividend) on the capital stock of the Corporation or capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities; or

                  (iii) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give (A) by certified or registered mail, return receipt requested, postage prepaid, (B) by a nationally known overnight delivery service or (C) delivered by hand, addressed to each holder of any shares of Series M Preferred Stock at the address of such holder as shown on the books of the Corporation at least 30 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend or distribution or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and the date when the same shall take place. Such notice in accordance with the foregoing sentence shall also specify, in the case of any such dividend or distribution, the date on which the holders of Common Stock shall be entitled thereto and the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

         5(h). Stock to be Reserved. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of issuance upon the conversion of Series M Preferred Stock as herein provided, including any dividends that accrue on the Series M Preferred Stock, as specified in paragraph 3 above, such number of shares of Common Stock as shall then be issuable upon the conversion of the outstanding share of Series M Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be required to assure that the par value per share of the Common Stock is at all times equal to or less than the lowest Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series M Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Certificate of Incorporation.

         5(i). Reissuance of Preferred Stock. The Share of Series M Preferred Stock which is converted into shares of Common Stock as provided herein shall resume the status of an authorized and unissued share of Preferred Stock without designation as to series or class until the share is once more designated as part of a particular series or class by the Board of Directors of the Corporation.

         5(j). Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series M Preferred Stock shall be made without charge to the holder thereof for any issuance tax in respect thereof; provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series M Preferred Stock which is being converted.

         5(k). Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series M Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of the share of Series M Preferred Stock in any manner which interferes with the timely conversion of such Series M Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

         5(l). Limitations on Adjustments. Anything herein to the contrary notwithstanding, no adjustment in the Conversion Price shall be required unless such adjustment, either by itself or with other adjustments not previously made, would require a change of at least $0.01 (one cent) in such Conversion Price; provided, that any adjustment which by reason of this subparagraph 5(m) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations of shares of Common Stock or Series M Preferred Stock under this paragraph 5 shall be rounded to the nearest three decimal points.

         6. Certain Approvals. The Corporation acknowledges that as a prerequisite to the conversion of Series M Preferred Stock as contemplated hereby it may be necessary for a holder of Series M Preferred Stock to comply with the filing and notice requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the requirements of any exchange or market on which the Common Stock may be listed (including, without limitation, the requirement of shareholder approval prior to the issuance of Common Stock upon conversion) or other laws, rules or regulations applicable to such conversion. The Corporation will, at its expense, fully cooperate with the holder of Series M Preferred Stock and use its best efforts to cause any such prerequisite to be met. In the event such prerequisite has not been met on the applicable conversion date, then such date shall, as to such holder of Series M Preferred Stock, be extended until such prerequisite is met, and during such time Accruing Dividends shall continue to accrue as contemplated by paragraph 3 above and such share of Series M Preferred Stock shall remain outstanding and be entitled to all rights and preferences provided herein.

         7. Information Rights. Each holder of Series M Preferred Stock will be entitled to copies of all material provided to holders of Common Stock and copies of all filings made with the Securities and Exchange Commission pursuant to rules and regulations thereof upon request by such holder.

         8.  Definitions.

         "Affiliate" of a Person shall mean someone that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

         "Board of Directors" shall mean the Board of Directors of the Corporation or the Executive Committee of the Board of Directors in circumstances in which the Committee is empowered to act on behalf of the Board.

         "Change of Control" shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof; (ii) the approval by the holders of the capital stock of the Corporation of any plan or proposal for the liquidation or dissolution of the Corporation; (iii) any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50.0% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Corporation; or (iv) the replacement of a majority of the Board of Directors of the Corporation over a two-year period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Corporation then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

         "Common Stock" shall mean the common stock, $.001 par value, of the Corporation.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

         "Issue Date" shall mean the date of original issuance of any share of Series M Preferred Stock.

         "Junior Stock" shall mean any class or series of capital stock (including Common Stock) of the Corporation (other than the series of Preferred Stock authorized as of the date hereof) which may be issued which, at the time of issuance, is not declared to be on a parity with or senior to the Series M Preferred Stock as to dividends and rights upon liquidation (or in the case of Preferred Stock issued after the date hereof which has not received the consent required by paragraph 2(a) hereto).

         "Nasdaq" shall mean the Nasdaq Stock Market.

         "Parity Stock" shall mean any class or series of Preferred Stock of the Corporation which, at the time of issuance, is declared to be on a parity with the Series M Preferred Stock as to dividends and rights upon liquidation and (in the case of Preferred Stock issued after the date hereof) which has received the consent required by paragraph 2(a) hereto.

         "Person" shall mean an individual, corporation, trust partnership, limited liability company, joint venture, unincorporated organization, government agency or any agency or political subdivision thereof, or other entity.

         "Preferred Stock" shall mean any class or series of preferred stock of the Corporation.

         "Senior Stock" shall mean any class or series of Preferred Stock of the Corporation (including the series of Preferred Stock authorized as of the date hereof) which, at the time of issuance, is declared to be senior to the Series M Preferred Stock as to dividends and rights upon liquidation and (in the case of Preferred Stock issued after the date hereof) which has received the consent required by paragraph 2(a) hereto.

         IN WITNESS WHEREOF, the undersigned has hereunto signed his name and affirms that the statements made herein are true under the penalties of perjury this 6th day of October, 1999.




                                          ---------------------------------
                                          Christopher J.  Vizas
                                          Chairman of the Board and
                                            Chief Executive Officer



ATTEST:


-----------------------------------
Graeme S.R. Brown
Assistant Secretary